EXHIBIT 3

SECURITY AGREEMENT

(BRAI)

1.             Grant.

Boston Restaurant Associates, Inc. (“Debtor”), a corporation organized under the laws of Delaware with its principal office in Saugus, Massachusetts (a) grants to Commerce Bank & Trust Company, a Massachusetts trust company with offices in Worcester, Massachusetts (“Secured Party”), a security interest in the property defined below as “Collateral” and (b) to the extent applicable, pledges and collaterally assigns the Collateral to Secured Party.

2.             Purpose.  The foregoing grant, pledge, and assignment shall secure the full and timely payment, performance, and observance of all Debtor’s monetary and non-monetary obligations to Secured Party now existing and hereafter arising, direct or indirect, absolute or contingent, liquidated or unliquidated, due or to become due, and whether joint, several, or joint and several (collectively “Obligations”), including without implied limitation (a) Debtor’s obligations arising from a Loan Agreement of even date between Debtor and Secured Party (“Loan Agreement”), (b) the indebtedness evidenced by Debtor’s promissory note of even date in the face amount of $922,305.00 issued to Secured Party by Debtor (“Note”), and (c) all promissory notes issued in the future by Debtor to Secured Party (“Future Notes”).

3.             Collateral.

“Collateral” means all of the Debtor’s rights and interests now owned or hereafter acquired in the property described on Exhibit A1, attached, together with all cash and non-cash proceeds and products of such property.  Each category of collateral listed on Exhibit A shall have the meaning attributed to it in the Massachusetts Uniform Commercial Code, as amended from time to time, the definitional sections of which are incorporated here by reference as if set forth fully in this agreement.  Without limiting the generality of the foregoing provisions, “Collateral” also means and includes all rights and interests of Debtor in (a) the trademarks listed on Exhibit A2, attached, and (b) any cash and non-cash proceeds thereof.

4.             Covenants, Warranties, and Agreements.

A.            Ownership and location of Collateral.  Debtor warrants to Secured Party and covenants with Secured Party that (1) Debtor owns the Collateral free and clear of all claims, liens, and security interests, other than those listed on Exhibit B, attached (“Permitted Encumbrances”), (2) Debtor has the power and authority to make and perform this agreement, (3) the only locations of the Collateral are and will be at the places listed on Exhibit C, attached, and (4) Debtor has and will have no Collateral except at the foregoing locations or in transit thereto.  The term “Permitted Encumbrances” shall include not only the currently existing liens listed on Exhibit B but also any liens arising from any equipment financing that is expressly permitted in the Loan Agreement.

B.            General.  Debtor covenants and agrees with Secured Party as follows:

(1)           it will timely pay Secured Party all amounts required by the Obligations, whether on demand, at maturity, by acceleration, or otherwise, and will otherwise perform and observe strictly in accordance with their terms all of the Obligations;

(2)           it will defend the Collateral against the claims and demands of all persons and will indemnify and hold harmless Secured Party against all such claims and demands unless the same arise from Secured Party’s gross negligence or willful misconduct;

(3)           it will not permit any of the Collateral, or any business records relating to the Collateral, to be removed from a permitted location without the prior written consent of Secured Party, except in the ordinary course of business;

(4)           it will immediately advise Secured Party in writing of any change in its place of business, or the opening of any new place of business;

(5)           it will not (a) permit any security interests (other than Secured Party’s security interest and the Permitted Encumbrances) to attach to any of the Collateral; (b) permit any of the Collateral to be levied upon under any legal process or to become the subject of any lien unless such lien is dissolved within thirty (30) days after the lien arises; (c) transfer in any manner whatsoever any interest in the Collateral, except in the ordinary course of business, without the prior written consent of the Secured Party; (d) permit to be done or to occur anything that may materially impair the value of any of the Collateral or the security intended to be afforded by this agreement; or (e) permit any tangible Collateral to become an accession to other goods, unless such other goods are owned by Debtor; and

(6)           it will (a) perform and observe in full and on time all its duties and other undertakings with respect to the obligations secured by the Permitted Encumbrances and (b) will not materially modify the obligations secured by the Permitted Encumbrances.

C.            Promissory notes and tangible chattel paper.  If at any time Debtor holds or acquires any promissory notes or tangible chattel paper, then within five (5) business days Debtor shall endorse, assign, and deliver such items to Secured Party, together with such instruments of transfer or assignment, duly executed in blank, as Secured Party from time to time may specify.

D.            Deposit accounts.  For each deposit account that Debtor at any time opens or maintains, Debtor shall, at Secured Party’s request and option after any Event of Default, pursuant to an agreement in form and substance satisfactory to Secured Party, either (1) cause the depositary bank to agree to comply at any time with instructions given by Secured Party to such depositary bank directing the disposition of funds from time to time credited to such deposit account, without further consent of Debtor, or (2) arrange for Secured Party to become the customer of the depositary bank with respect to the deposit account, with Debtor being permitted to withdraw funds from such deposit account only with the consent of Secured Party.  Secured Party agrees with Debtor that Secured Party shall not give any such instructions or withhold any withdrawal rights from Debtor, unless an Event of Default (i) has occurred and is continuing or (ii) would result if effect were given to a withdrawal not otherwise permitted by the Loan Documents.  The provisions of this paragraph shall not apply to (a) any deposit account for which Debtor, the depositary bank, and Secured Party have entered into a control agreement or cash collateral agreement, (b) deposit accounts for which Secured Party is the depositary, and (c) deposit accounts specially and exclusively used for payroll, payroll taxes, employee expense reimbursements, and other employee wage and benefit payments to or for the benefit of Debtor’s employees.

E.             Investment property.  If Debtor at any time holds or acquires any certificated securities, then within five (5) business days after the signing of this agreement or the acquisition of the certificates, whichever is earlier, Debtor shall endorse, assign, and deliver such certificates to Secured Party, accompanied by such instruments of transfer or assignment, duly executed in blank, as Secured Party from time to time may specify.  If any securities now or hereafter acquired by Debtor are uncertificated and are issued to Debtor or its nominee directly by the issuer, then Debtor shall immediately notify Secured Party thereof, and at Secured Party’s request and option, pursuant to an agreement in form and substance satisfactory to Secured Party, either shall (1) cause the issuer to agree to comply with instructions given by Secured Party as to such securities, without further consent of Debtor or such nominee, or (2) arrange for Secured Party to become the registered owner of the securities.  If any certificated securities, uncertificated securities, or other investment property now or hereafter acquired by Debtor are held by Debtor or its nominee through a securities intermediary or commodity intermediary, then Debtor immediately shall notify Secured Party thereof, and at Secured Party’s request and option, pursuant to an agreement in form and substance satisfactory to Secured Party, Debtor either shall (a) cause such securities intermediary or commodity intermediary to agree to comply with entitlement orders or other instructions given by Secured Party as to such securities or other investment property, or to apply any value distributed on account of any commodity contract as directed by Secured Party, in each case without further consent of Debtor or such nominee, or (b) in the case of financial assets or other investment property held through a securities intermediary, arrange for Secured Party to become the entitlement holder with respect to such investment property, with Debtor being permitted to exercise rights to withdraw or otherwise deal with such investment property only with the consent of Secured Party.  Secured Party shall not give any such entitlement orders, instructions, or directions to any such issuer, securities intermediary, or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by Debtor, unless an Event of Default (i) has occurred and is continuing or (ii) would result from a requested withdrawal or dealing. The provisions of this paragraph shall not apply to any financial assets credited to a securities account for which Secured Party is the securities intermediary.

F.             Collateral in the possession of a bailee.  If at any time any goods that constitute Collateral are in the possession of a bailee, then Debtor promptly shall notify Secured Party.  If requested by Secured Party, Debtor promptly shall obtain an acknowledgement from the bailee, in form and substance satisfactory to Secured Party, that the bailee holds such Collateral for the benefit of Secured Party and will act upon Secured Party’s instructions without the further consent of Debtor.  Secured Party shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by Debtor with respect to the bailee.

G.            Electronic chattel paper and transferable records.  If Debtor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in §16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, Debtor promptly shall notify Secured Party thereof and at the request of Secured Party shall take such action as Secured Party requests to vest in Secured Party control, under § 9-105 of the Uniform Commercial Code (“UCC”), of such electronic chattel paper, or control, under Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or as the case may be, §16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction, of such transferable record. Secured Party agrees to arrange, pursuant to procedures satisfactory to Secured Party and as long as such  procedures will not result in Secured Party’s loss of control, for Debtor to make alterations to the electronic chattel paper or transferable record permitted under UCC § 9-105, or as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or §16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by Debtor with respect to such electronic chattel paper or transferable record.

H.            Letter-of-credit rights.  If Debtor at any time is a beneficiary under a letter of credit, then Debtor promptly shall notify Secured Party.  At Secured Party’s request and option Debtor shall, pursuant to an agreement in form and substance satisfactory to Secured Party, either (1) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to Secured Party of the proceeds of any drawing under the letter of credit or (2) arrange for Secured Party to become the transferee beneficiary of the letter of credit, provided that Secured Party agrees that the proceeds of any drawing under the letter of credit are to be applied to the Obligations.

I.              Commercial tort claims.  If Debtor at any time holds or acquires a commercial tort claim, then Debtor immediately shall notify Secured Party in a writing of the details of such claim and shall grant to Secured Party in writing a security interest in such claim and in its proceeds, all upon the terms of this agreement, such writing to be in form and substance reasonably satisfactory to Secured Party.

J.             Goods.  With respect to Collateral consisting of goods, Debtor covenants and agrees with Secured Party as follows:

(1)           Debtor will insure the Collateral against all hazards requested in good faith by Secured Party, such insurance being issued by insurers reasonably satisfactory to Secured Party and being in an amount reasonably satisfactory to Secured Party; will cause Secured Party to be named as sole loss payee on such insurance; and will use the proceeds of such insurance, if Secured Party releases the proceeds to Debtor pursuant to the following subsection, to repair or replace the Collateral free of all liens and security interests other than Secured Party’s and (to the extent applicable) the Permitted Encumbrances.  If Debtor fails to obtain such insurance, Secured Party shall have the right (but not the obligation) to obtain it at Debtor’s expense, whereupon Debtor shall reimburse Secured Party on demand;

(2)           Insurance proceeds attributable to the Collateral shall be delivered to and initially held by Secured Party as cash collateral for the Obligations.  If no Event of Default is outstanding,  then (a) if the amount of proceeds is less than $50,000, Secured Party shall deliver such proceeds to Debtor and Debtor shall repair or replace the damaged or destroyed Collateral, or (b) if the amount of proceeds equals or exceeds $50,000, and if Secured Party reasonably determines that it is feasible for the damaged or destroyed Collateral to be repaired or replaced without material prejudice to Secured Party, Secured Party shall disburse from time to time all or any part of such proceeds upon such terms and conditions as Secured Party reasonably decides advisable, for direct application by Debtor to the repair or replacement of the Collateral.  If any Event of Default is outstanding when Secured Party receives any insurance proceeds, or if any Event of Default occurs while Secured Party is holding any such proceeds, then instead of delivering such proceeds to Debtor, Secured Party may apply all or any part of such proceeds to payment of the Obligations;

(3)           Debtor will keep the Collateral in good condition and repair, reasonable wear and tear excepted, and will permit Secured Party and its agents to inspect the Collateral from time to time upon oral notice of at least twenty-four hours during normal business hours upon Secured Party’s request; and

(4)           Debtor will pay Secured Party on demand all amounts, including reasonable attorney’s fees, paid or incurred by Secured Party (a) for any costs which Secured Party incurs to discharge Debtor’s duties with regard to taxes, levies, insurance, repairs, or maintenance of the Collateral, and (b) in taking possession of, disposing of, or preserving the Collateral.

K.            Other Collateral.  With respect to all Collateral other than inventory and equipment, Debtor covenants and agrees as follows:

(1)           immediately after Secured Party’s request from time to time upon and during the continuance of an Event of Default, Debtor will give notice of Secured Party’s security interest to any persons obligated to Debtor on any such Collateral;

(2)           within five (5) business days after Secured Party’s request upon and during the continuance of an Event of Default, Debtor will deliver to Secured Party any Collateral requested by it, in connection with which Debtor on demand shall make or furnish all endorsements, notations, records, information, and other forms of assistance requested by Secured Party to enable it to perfect its security interest in such Collateral, to hold, transfer, or collect the proceeds of such Collateral, and/or to enforce Debtor’s and Secured Party’s rights with respect to such Collateral; and

(3)           it will take any actions that are reasonably necessary or advisable to preserve its rights against account debtors and any other obligors on such Collateral.

L.             Other actions.  Debtor agrees to take any other action requested by Secured Party to ensure the attachment, perfection, first priority, and enforceability of Secured Party’s security interest in any and all of the Collateral, including without implied limitation, (a) executing, delivering, and (where appropriate) filing financing statements and amendments under the UCC, to the extent, if any, that Debtor’s signature is required, (b) causing Secured Party’s name to be noted as secured party on any certificate of title for titled goods if such notation is a condition to attachment, perfection, priority, or enforceability of Secured Party’s security interest in such Collateral, (c) complying with any provision of any statute, regulation, or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection, priority, or enforceability of Secured Party’s security interest in such Collateral, (d) using its best efforts to obtain governmental and other third party consents and approvals, including without limitation any consent of any licensor, lessor, or other person obligated on Collateral, (e) using its best efforts to obtain waivers from mortgagees and landlords (but only for locations that are not in shopping malls) in form and substance reasonably satisfactory to Secured Party and (f) taking all actions required by any earlier or subsequent versions of the UCC or by other law, as reasonably determined by Secured Party.

5.                                       Representations and warranties concerning Debtor’s name and legal status.

Debtor represents and warrants to Secured Party (a) that Debtor’s exact legal name and organizational status are correctly stated in Section 1 of this agreement and (b) that any organizational identification number is correctly stated on the signature page of this agreement.

6.             Covenants concerning Debtor’s legal status.

Debtor covenants with Secured Party that (a) without providing at least thirty days prior written notice to Secured Party, Debtor will not change its name, its place of business, the location of its chief executive office, its mailing address, or its organizational identification number, (b) if Debtor does not have an organizational identification number and later obtains one, Debtor immediately shall notify Secured Party, and (c) Debtor will not change its type of organization, jurisdiction of organization, or other legal structure.

7.             Miscellaneous representations and warranties.

Debtor represents and warrants to Secured Party that (a) none of the Collateral constitutes, or is the proceeds of, “farm products” as defined in § 9-102(a)(34) of the UCC, and (b) Debtor holds no commercial tort claim.

8.             Covenants concerning Collateral.

Debtor covenants with Secured Party that Debtor will (a) not use the Collateral in violation of any law or any policy of insurance, (b) pay when due all taxes, assessments, governmental charges, and levies made upon the Collateral, incurred in connection with the use or operation of the Collateral, or incurred in connection with this agreement, unless (x) the same are being contested in good faith by proper legal proceedings and (y) adequate reserves have been established and maintained therefor, and (c) operate its business in compliance with (i) all applicable material provisions of the federal Fair Labor Standards Act, as amended, and (ii) all applicable material provisions of federal, state, and local statutes and ordinances dealing with the control, shipment, storage, or disposal of hazardous materials or substances.

9.             Power of Attorney.

For purposes of Section 4L of this agreement, Debtor irrevocably appoints Secured Party as Debtor’s attorney-in-fact to do all acts and things which Secured Party in good faith decides advisable to perfect and continue perfected its rights and to protect the Collateral, all as fully and completely as Debtor could do if Debtor were acting on its own behalf.  The powers conferred on Secured Party in this section are solely to protect its interests in the Collateral and shall not impose any duty upon it to exercise any such powers.  Secured Party shall be accountable only for the amounts that it actually receives as a result of the exercise of the foregoing powers.  Neither Secured Party nor any of its officers, directors, employees, or agents shall be liable to Debtor for any act or failure to act, except for Secured Party’s own gross negligence or willful misconduct.

10.           Authorization.

Debtor irrevocably authorizes Secured Party at any time to file any initial UCC financing statements and amendments that (a) describe the Collateral (i) as “all assets” of Debtor (or terms of similar import), regardless of whether any particular asset falls within the scope of Article 9 of the UCC, or (ii) as being of an equal or lesser scope or with greater detail, and (b) include any other information required by part 5 of Article 9 of the UCC, including (i) whether Debtor is an organization, the type of organization, and any organization identification number issued to Debtor and, (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of the real property to which the Collateral relates.  Debtor agrees to furnish all such information to Secured Party promptly upon Secured Party’s request.

11.           Events of Default.

Each of the following circumstances and occurrences shall constitute an Event of Default under this agreement:

(1)           Material breach of any warranty, covenant, or other provision of this agreement unless (a) such breach is cured within an expressly applicable cure period or (b) if this agreement provides no expressly applicable cure period,  then (i) the breach is readily curable and (ii)  the breach is fully cured  within the shortest reasonable period, which shall not exceed thirty (30) days;

(2)           Material misrepresentation in this agreement or in any document furnished to Secured Party by or on behalf of Debtor;

(3)           The imposition upon any Collateral of any lien or encumbrance other than the Permitted Encumbrances and/or a security interest in favor of Secured Party.

(4)           The making of any levy, seizure, sequestration, or attachment of or upon any property of Debtor in an aggregate amount exceeding $50,000, unless released or dissolved within ten (10) days;

(5)           The issuance of any injunction or other order which, in Secured Party’s judgment, materially impairs Debtor’s business or its financial condition, unless such injunction is dissolved or stayed within ten (10) days after its issuance;

(6)           The filing by Debtor in any forum of any petition, answer, or similar document seeking (a) relief under any bankruptcy, insolvency, or similar law, or (b) the appointment of a receiver, trustee, or other fiduciary to take charge of any of Debtor’s property;

(7)           The filing against Debtor in any forum of any petition or similar document under any bankruptcy, insolvency, or similar law, if such is not dismissed within forty-five (45) days;

(8)           The filing against Debtor in any forum of any petition or similar document seeking the appointment of a receiver, trustee, or other fiduciary to take charge of any of Debtor’s property, if such is not dismissed within forty-five (45) days;

(9)           Debtor’s written statement or acknowledgment of its inability to pay its debts as they become due;

(10)         Any assignment by Debtor for the benefit of any of its creditors, or any composition by Debtor with any of its creditors;

(11)         The dissolution of Debtor as a corporation;

(12)         The commencement of any proceeding seeking the dissolution of Debtor, unless such proceeding is dismissed within forty-five (45) days; or

(13)         Any circumstance or occurrence that constitutes an Event of Default as defined in the Note or in any other legal document that secures, evidences, or states any of the Obligations.

12.           Power to Sell or Collect Collateral.

A.            After any Event of Default, Secured Party shall have, in addition to all other rights and remedies, the rights and remedies of a secured party under the applicable provisions of the UCC, including without implied limitation the right to take possession of the Collateral.  For that purpose Secured Party may enter upon any premises on which the Collateral may be situated and may remove the Collateral therefrom.  Unless the Collateral is perishable, threatens to decline speedily in value, or is of a type customarily sold on a recognized market, Secured Party shall give Debtor at least ten (10) days’ prior written notice of the time and place of any public sale of Collateral or of the time after which any private sale or any other intended disposition is to be made.

B.            At any time in its discretion after any Event of Default, Secured Party may for the purpose of obtaining security for payment of the Obligations (1) transfer any securities or other property constituting Collateral into its own name or that of its nominee, (2) receive the income thereon, (3) hold the same as security, or (4) apply it against principal, interest, or other sums due on the Obligations, and Secured Party may demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose, or realize upon any Collateral as it may determine, whether or not the same are then due.  After any Event of Default, Secured Party (1) may receive, open, and dispose of mail addressed to Debtor, (2) may endorse notes, checks, drafts, money orders, documents of title, or other evidence of payment, shipment, or storage or any other form of Collateral, on behalf of and in the name of Debtor, and (3) may deliver to any post office a letter substantially in the form attached as Exhibit D.

13.           Standards for exercising remedies.

To the extent that applicable law imposes duties on Secured Party to exercise remedies in a commercially reasonable manner, Debtor acknowledges and agrees that it is not commercially unreasonable for Secured Party (a) to decline to incur expenses that are reasonably necessary (i) to prepare the Collateral for disposition or (ii) to complete work in process, (b) to fail to obtain third-party consents for access to any Collateral or to obtain (or if not required by other law, to fail to obtain) governmental or third party consents for the collection or disposition of the Collateral, (c) to fail to (i) exercise collection remedies against account debtors or other persons obligated on the Collateral or (ii) remove liens, encumbrances, or any adverse claims against the Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on the Collateral, directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of the Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as Debtor, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of  the Collateral, whether or not the Collateral is of a specialized nature, (h) to dispose of the Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, (k) to purchase insurance or credit enhancements to insure Secured Party against risks of loss, collection, or disposition of the Collateral or to provide to Secured Party a guaranteed return from the collection or disposition of the Collateral, and (l) to obtain the services of brokers, investment bankers, consultants, and other professionals to assist Secured Party in the collection or disposition of any of the Collateral. Debtor acknowledges (a) that the purpose of this section is to provide a nonexhaustive list of examples of actions or omissions that would not be commercially unreasonable in Secured Party’s exercise of its remedies and (b) that other actions or omissions by Secured Party shall not be deemed commercially unreasonable because of their omission from this section.  Nothing in this section shall be construed to grant any rights to Debtor or to impose any duties upon Secured Party that would not have been granted or imposed by this agreement or by applicable law in the absence of this section.

14.           Marshalling.

Secured Party shall not be required to marshal any present or future collateral security for  the Obligations or to resort to such collateral security or other assurances of payment in any particular order.  All of Secured Party’s rights under this agreement and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising.  To the extent that it lawfully may do so, Debtor agrees that it will not invoke any law relating to the marshalling of collateral which might delay or impede the enforcement of Secured Party’s rights under this agreement, or under any other instrument creating or evidencing any of the Obligations, under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured.  To the extent that it lawfully may do so, Debtor hereby irrevocably waives the benefits of all such laws.

15.           Deposits.

Regardless of the adequacy of the Collateral, any deposits or other sums at any time credited by or due from Secured Party to Debtor may, at any time after any Event of Default, be applied to the Obligations or may be set off against liabilities on which Debtor is liable as a primary obligor and may, at or after the maturity thereof, be applied to or set off against liabilities on which Debtor is liable as a secondary obligor.

16.           Waivers and Assents.

To the full extent permitted by law, but except as expressly provided otherwise in this agreement, Debtor waives demand, notice, and protest of all instruments; notice of acceptance of this agreement; notice of loans made, credit extended, and collateral received or delivered; notice of all other actions taken by Secured Party in reliance on this agreement; and all other demands and notices of any description.  With respect both to the Obligations and the Collateral, Debtor assents to any extension, postponement, or other indulgence; to any substitution, exchange, or release of any Collateral; to the addition or release of  any person primarily or secondarily liable; to the acceptance of partial payments; and to any settlement, compromise, or adjustment, all in such manner and at such time or times as Secured Party decides advisable.  To the full extent permitted by law, Secured Party shall have no duty as to the collection or protection of the Collateral or any income therefrom; as to the preservation of rights against prior parties; or as to the preservation of any rights pertaining thereto.  Secured Party may exercise its rights with respect to the Collateral without resort or regard to other sources of reimbursement for the Obligations.  Secured Party shall not be deemed to have waived any of its rights unless such waiver is given in writing and is signed by Secured Party.  No delay or omission on the part of Secured Party in exercising any right shall operate as a waiver.  No waiver shall arise from any course of conduct by Secured Party.  A waiver on one occasion shall not be construed as a bar to, or waiver of, any right on any future occasion.  All rights and remedies of Secured Party, whether available by law or stated in this agreement or in any other instrument or document, shall be cumulative, and all such rights and remedies may be exercised singly, concurrently, or sequentially.

17.           Expenses; Proceeds of Collateral.

Debtor shall reimburse to Secured Party on demand for any and all expenses, including reasonable professional fees and reasonable counsel fees, incurred or paid by Secured Party in protecting or enforcing its rights under this agreement (i) after notice to Debtor, if no Event of Default is then outstanding, or (ii) after any Event of Default.  After deducting all such expenses, the balance of any proceeds of collection or sale of the Collateral shall be applied to the payment of principal, interest, and other sums due on the Obligations in such order as Secured Party may determine, proper allowance for interest on Obligations not then due being made, and any surplus shall be paid as required by law.

18.           General.

A.            Notices shall be effective (1) upon actual delivery to the addressee’s principal office by any means or (2) when sent by certified mail (return receipt requested) to the addressee’s principal office.  In the case of notice by certified mail, notice shall be deemed given on the third business day after mailing.

B.            Notices shall be sent to the following addresses or to such other address as a party designates by notice duly given:

Debtor:	Secured Party:

Boston Restaurant Associates, Inc.	Commerce Bank & Trust Company
999 Broadway	390 Main Street
Suite 400	Worcester, MA 01608
Saugus, MA 01906	Attn: Senior Loan Officer
Attn: President

C.            Copies of notices shall be sent to counsel as follows, but failure to send such a copy shall not affect the validity of the notice:

Debtor:	Secured Party:

Andrew P. Strehle, Esq.	Dale R. Harger, Esq.
Brown Rudnick,	Mountain, Dearborn & Whiting LLP
Berlack Israels LLP	370 Main Street
1 Financial Center	Worcester, MA 01608
Boston, MA 02111

D.            Because this agreement has been negotiated and signed in Massachusetts in reliance upon the applicability of Massachusetts substantive law, the construction, validity, and performance of this agreement shall be governed by the laws of Massachusetts, disregarding any law or doctrine that might dictate the application of the law of another state except for Sections 9-301 through 9-307 of the Massachusetts UCC.  This agreement shall benefit the parties’ successors and assigns and shall bind their successors and assigns.  This agreement may not be amended, supplemented, or otherwise changed except by a written instrument signed by both parties.  This agreement contains the entire understanding of the parties, superseding all negotiations,  representations, and prior understandings with respect to the subject matter hereof.

E.             The defined terms “Loan Agreement,” “Note,” and “Future Notes” shall include all future amendments, restatements, modifications, renewals, and replacements.

19.           Jury waiver.  DEBTOR AND SECURED PARTY EACH WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION IN WHICH BOTH DEBTOR AND SECURED PARTY ARE PARTIES.

20.           Organizational number.  Debtor represents that its “organizational number” for UCC purposes is 2196645.

21.           Oven.  Notwithstanding anything to the contrary in this agreement, (a) the term “Collateral” shall not include the antique oven, or the components of such oven, located at 11 ½ Thacher Street, Boston, Massachusetts, but (b) to the extent that Debtor now has or hereafter acquires any interest in such oven, Debtor covenants and agrees with Secured Party that Debtor will not (i) sell or otherwise transfer ownership thereof, or (ii) grant to any person or entity any security interest or other lien therein, and (c) in case of any mortgage foreclosure by Secured Party on the real estate in which the oven is located, Debtor covenants and agrees to cooperate with Secured Party in arranging the sale or removal of the oven.

Signed as a sealed instrument April 30, 2002.

Witness:
Boston Restaurant Associates, Inc.

By
George R. Chapdelaine,
President and Chief Executive Officer

Commerce Bank & Trust Company

By
Roger F. Allard,
Senior Vice President